Exhibit 10.37

SEARS, ROEBUCK AND CO.

3333 BEVERLY ROAD

HOFFMAN ESTATES, IL 60179

Greg A. Lee Senior Vice President Human Resources 847-286-0558 Fax 847-286-3258

November 13, 2002

Mr. Mark S. Cosby
12026 Hunting Crest
Prospect, KY 40059

Dear Mark,

This letter will confirm your acceptance of our offer of employment to join Sears, Roebuck and Co. as Executive Vice President, Sears, Roebuck and Co. and President, Full Line Stores, reporting to Alan J. Lacy, Chairman and CEO. Your start date will be determined.

Your compensation package will consist of the following:

•	Annual base salary of $530,000, with periodic increases based upon performance.

•	Sign-on bonus of $100,000, less applicable withholding taxes and any legal deductions.

•	Participation in the Sears Annual Incentive Plan. Your annual incentive opportunity will equate to a bonus target equal to 85% of base salary, amounting to $450,500 on an annualized basis. The annual incentive performance objective for your position may be based on a combination of earnings per share as well as other relevant strategic or operational goals. Any incentive earned will be paid by March 15 of the year following the end of the performance cycle.

•	For the 2002 incentive payable in 2003, we will guarantee you a minimum Annual Incentive award equal to 50% of your non-prorated 2002 annual bonus target.

•	For the 2003 incentive payable in 2004, we will guarantee you a minimum Annual Incentive award equal to 100% of your 2003 annual bonus target.

•	60,000 non-qualified stock options that will vest in three equal annual installments from the date of grant. You will be eligible for future annual stock option grants commensurate with your position.

–	20,000 options will vest one year from the date of grant

–	20,000 options will vest two years from the date of grant

–	20,000 options will vest three years from the date of grant

•	40,000 shares of restricted stock that will cliff vest three years from the date of the grant.

•	30,000 performance shares granted as part of the Sears Long-Term Performance Incentive Program (LTPIP). The Sears Board of Directors has approved the terms and provisions of the LTPIP, which is designed to reward senior-level executives for achievement of specified goals.

•	Your stock option, restricted stock, and LTPIP grants will be made effective two business days after your start date.

•	Pension will commence at your employment date. A service enhancement to your pension benefit will be provided through a non-qualified pension plan. The service enhancement will be accrued to you as a 2-year-for-1-year service credit during your first ten years of employment with Sears, resulting in 20 years of credited service at the end of the ten-year period. Your pension benefit will vest after five years of continuous service with Sears. At age 65, the estimated value of your Sears pension would equal a lump sum of approximately $6.5 million, while the enhancement would equal an additional lump sum of approximately $2.3 million.

•	You will participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms of those programs.

•	You will be eligible for relocation assistance benefits that are typically provided to an executive at your level and in accordance with the terms of the relocation program, to include reimbursement for temporary living expenses and the purchase of your home, if required.

•	You will be asked to sign an Executive Severance / Non-Compete Agreement and an Executive Non-Disclosure and Non-Solicitation of Employees Agreement as a condition of your participation in the Long-Term Performance Incentive Program. If you are involuntarily terminated from Sears for any reason other than cause, death, total and permanent disability, resignation, or retirement after age 65, you will receive two years of pay continuation (i.e., base salary and target annual bonus). If you are terminated following a change-in-control, you will receive the aforementioned severance benefit in an undiscounted lump-sum payment. In consideration for these severance terms, you agree not to disclose confidential information and not to solicit employees. You would also agree not to aid, assist or render services for any ‘Competitor’ (as defined in the agreement) for two years following termination of employment. Should you be involuntarily terminated for a reason other than for Cause (as defined in the agreement) before the first anniversary of your service with Sears, the following would occur:

–	The 40,000 shares of restricted stock granted to you at the time of your hire would fully vest at the end of your two-year severance period.

–	You would receive a cash payment within 30 days of the end of the two-year salary continuation period equivalent in value to the product of the 20,000 options that would not otherwise vest during the salary continuation period times the option ‘spread’ (the positive difference between the fair market value on the last day of the salary continuation period and the exercise price of the option grant).

•	The above has been approved by the Compensation Committee of the Sears, Roebuck and Co. Board of Directors. Your employment is contingent upon your satisfactorily passing a pre-employment drug test.

Regards,

/s/Greg A. Lee Greg A. Lee

cc: Alan J. Lacy

Accepted: /s/Mark S. Cosby	Date: November 14, 2002